Aeroflex Holding Corp. Announces Pricing of Its Initial Public Offering

PLAINVIEW, New York — November 18, 2010 — Aeroflex Holding Corp. (the "Company") (NYSE: ARX) announced today the pricing of the initial public offering of 17,250,000 shares of its common stock, all of which are being issued and sold by the Company, at a price of $13.50 per share. The Company has also granted the underwriters a 30-day option to purchase up to 2,587,500 additional shares from the Company to cover over-allotments, if any.

Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are serving as bookrunners for the offering, and Barclays Capital Inc., Stifel, Nicolaus & Company, Incorporated, UBS Securities LLC, Moelis & Company LLC, Needham & Company, LLC and Oppenheimer & Co. Inc. are serving as co-managers of the offering.  The offering of these securities will be made by means of a prospectus.  When available, copies of the final prospectus relating to the offering may be obtained by contacting the prospectus departments of:

•	Goldman, Sachs & Co. at 200 West Street, New York, NY 10282, Attention: Prospectus Department, phone: 866-471-2526 or email: prospectus-ny@ny.email.gs.com;

•	Credit Suisse Securities (USA) LLC at Prospectus Department, One Madison Avenue, 1B, New York, NY 10010, Phone: (800) 221-1037;

•	J.P. Morgan Securities Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling toll-free at 1-866-803-9204; or

•
Morgan Stanley & Co. Incorporated at via telephone: (866) 718-1649; email: prospectus@morganstanley.com; or standard mail at Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, NY 10014, Attn: Prospectus Department.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact:

Andrew Kaminsky
Aeroflex Holding Corp.
(516) 752-6401
andrew.kaminsky@aeroflex.com